                                 EXHIBIT 2.2











                                    -viii-




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                                VOTING AGREEMENT

     VOTING AGREEMENT, dated as of April __, 1996, among FIIG Holding Corp., a Delaware corporation ("Buyer"), FIIG Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Buyer Sub") and the stockholder of the Company named on the signature page hereto (the "Stockholder").

     WHEREAS, as of the date hereof, the Stockholder owns the number of shares of common stock, par value $1.00 per share ("Common Stock"), of Financial Institutions Insurance Group, Ltd. (the "Company") set forth opposite such Stockholder's name on the signature page hereto;

     WHEREAS, concurrently herewith, the Company, Buyer and Buyer Sub have entered into a Merger Agreement, dated the date hereof (the "Merger Agreement"), pursuant to which and subject to the terms and conditions thereof
(i) Buyer Sub shall be merged (the "Merger") with and into the Company with the Company as the surviving corporation (the "Surviving Corporation"), (ii) each share of Common Stock (other than shares of Common Stock held by Buyer or Buyer
Sub) shall be converted into the right to receive $16 cash, (iii) each share of Common Stock held by Buyer or Buyer Sub shall be canceled, and (iv) each share of common stock, par value $.01 per share, of Buyer Sub shall be converted into and become one share of common stock, par value $1.00 per share, of the Surviving Corporation;

     WHEREAS, the consummation of the Merger is subject to the approval by holders of a majority of all outstanding shares of Common Stock entitled to vote thereon;

     WHEREAS, the Board of Directors of the Company has deemed the consummation of the Merger to be in the best interests of the Company and its stockholders;

     WHEREAS, each of the stockholders of the Company listed on Schedule A hereto owns the number of shares of Common Stock set forth opposite such stockholder's name on Schedule A hereto, and concurrently herewith is entering into a Voting Agreement with Buyer and Buyer Sub identical to this Agreement;

     WHEREAS, Buyer and Buyer Sub are not willing to enter into the Merger Agreement without the prior agreement by the Stockholder and the other stockholders listed on Schedule A hereto to vote in favor of the Merger and the Merger Agreement as provided herein;

     NOW THEREFORE, in consideration of and premised upon the various representations, warranties, covenants and other agreements and undertakings of Buyer, Buyer Sub and the Stockholder contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:


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


                                   ARTICLE I

                           PROXY OF THE STOCKHOLDERS

     SECTION 1.01. Voting Agreement.

     (a) The Stockholder hereby agrees, that during the time this Agreement is in effect, at any meeting of the stockholders of the Company, and in any action by consent of the stockholders of the Company, the Stockholder shall vote all shares of Common Stock which the Stockholder owns or is otherwise entitled to vote in favor of any proposal for the adoption or approval of the Merger and the Merger Agreement.

     (b) The Stockholder hereby agrees, that during the time this Agreement is in effect, at any meeting of the stockholders of the Company, and in any action by consent of the stockholders of the Company, the Stockholder shall vote all of the shares of Common Stock which the Stockholder owns or is otherwise entitled to vote: (i) against any proposal relating to (A) the sale of stock or assets of the Company or any of its Subsidiaries or any interest therein other than as contemplated by the Merger Agreement, (B) the merger, consolidation or other combination of the Company or any of its Subsidiaries with any person, other than as contemplated by the Merger Agreement, (C) the liquidation, dissolution or reorganization of the Company or any of its Subsidiaries, or (D) any other action or agreement that would result in a breach of any covenant, representation, warranty or any other obligation or agreement of the Company or any of its Subsidiaries under the Merger Agreement or which could result in any of the conditions to Buyer and Buyer Sub's obligations under the Merger Agreement not being fulfilled; and (ii) as otherwise necessary or appropriate to enable the Company and Buyer to consummate the transactions contemplated by the Merger Agreement.

     SECTION 1.02. Irrevocable Proxy. In the event the Stockholder shall fail or threaten to fail to comply with the provisions of Section 1.01 hereof as determined by Buyer in its sole discretion, the Stockholder hereby agrees that such failure or threatened failure shall result, without any further action by the Stockholder, in the irrevocable appointment of John K. Castle, until termination of the Merger Agreement, as the Stockholder's attorney and proxy pursuant to the provisions of Section 212(c) of the General Corporation Law of the State of Delaware, with full power of substitution, to vote, and otherwise act (by written consent or otherwise) with respect to the shares of Common Stock which the Stockholder is entitled to vote at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters specified in Section 1.01 hereof in such manner as Buyer or its substitute shall, in its sole discretion, deem proper. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. The Stockholder hereby revokes all other proxies and powers of attorney with respect to the shares of

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


Common Stock owned by the Stockholder which the Stockholder may have heretofore appointed or granted (other than a proxy to vote in accordance with Section 1.0 1 hereof), and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Stockholder with respect thereto (other than in accordance with Section 1.01 hereof). All authority herein conferred or agreed to be conferred shall survive the death, incapacity, bankruptcy or liquidation of the Stockholder and any obligation of the Stockholder under this Agreement shall be binding upon its heirs, representatives, assigns and successors.


                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

     The Stockholder hereby represents and warrants to Buyer as follows:

     SECTION 2.01. Authority Relative to This Agreement. The Stockholder has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors' rights and remedies; and (ii) general principles of equity, including, without limitation, principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

     SECTION 2.02. No Conflict. The execution and delivery of this Agreement by the Stockholder and performance of such Stockholder's obligations hereunder do not (i) conflict with or violate any laws applicable to the Stockholder or by which the shares of Common Stock of the Stockholder are bound or affected or
(ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the shares of Common Stock of the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or the shares of Common Stock of the Stockholder are bound or affected.

     SECTION 2.03. Title to the Shares. As of the date hereof, the Stockholder is the beneficial owner of the number of shares of Common Stock set forth opposite the Stockholder's name on the signature page hereto. Such shares of Common Stock are all of such shares as are owned, either of record or beneficially, by the Stockholder. The Stockholder owns all the shares of Common

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

Stock set forth opposite the Stockholder's name on the signature page hereto free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, contracts, limitations on the Stockholder's voting rights, charges and other encumbrances of any nature whatsoever. Except as provided in this Agreement, the Stockholder has not appointed or granted (and will not, after the date hereof, appoint or grant) any proxy, which appointment or grant is still effective, with respect to the shares set forth opposite the Stockholder's name on the signature page hereto, other than in accordance with Section 1.01 hereof.


                                  ARTICLE III

                         COVENANTS OF THE STOCKHOLDERS

     SECTION 3.01. No Disposition or Encumbrance of Shares. The Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, the Stockholder shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, grant a proxy (other than the irrevocable proxy granted herein) or power of attorney with respect to, create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, contract, limitation on the Stockholder's voting rights, charge or other encumbrance of any nature whatsoever with respect to, the Stockholder's shares of Common Stock, or directly or indirectly, initiate, solicit or encourage any person to take actions which could reasonably be expected to lead to the occurrence of any of the foregoing; provided however that if the Stockholder is currently serving as a director or officer of the Company, the Stockholder, acting in such capacities, shall not be precluded from taking any such action or any action precluded by Section 3.02, based upon the advice of counsel, that his or her fiduciary duties to the Company obligate the Stockholder to do so; provided, further, however that the Stockholder may transfer all or part of such Stockholder's shares of Common Stock to a charitable remainder trust or other similar trust established for estate planning purposes or to an entity which has claimed an exemption under Section 501(c)(3) of the Internal Revenue Code of 1986.

     SECTION 3.02. No Negotiations. The Stockholder shall not, and shall not permit any of its subsidiaries, affiliates, representatives, agents or any other person acting for or on behalf of such Stockholder to, solicit, entertain offers from, negotiate with, or in any manner discuss, encourage, recommend or agree to any proposal relating to (a) the sale of the stock or assets of the Company or any of its Subsidiaries or any interest therein, (b) the merger, consolidation or other combination of the Company or any of its Subsidiaries with any person, or (c) the liquidation, dissolution or reorganization of the Company or any of its Subsidiaries, except as specifically contemplated by the Merger Agreement. Without limiting the generality of the foregoing, the Stockholder shall not, and shall not permit any of its subsidiaries, affiliates, representatives, agents or any other person acting for or on behalf of the Stockholder to, furnish or cause to be furnished any information with respect to the Company or any of its Subsidiaries to any person (other than the Buyer and its employees and agents and other than as required by law). If the Stockholder or any of its subsidiaries, affiliates, representatives, agents or any other person acting for or on behalf of the Stockholder receives from any person any offer, proposal or informational request that may be subject to this Section, the Stockholder shall promptly advise such person, by written notice, of the terms of this Section and shall promptly deliver a copy of such notice to the Buyer. Nothing herein shall, to the extent not prohibited by the Merger Agreement, prohibit any Stockholder who is an officer of the Company from acting in his capacity as such, or who is a director of the Company from participating in meetings of the Board or Committees thereof.


                                   ARTICLE IV

                                 MISCELLANEOUS

     SECTION 4.01. Termination. This Agreement shall remain in effect until the first to occur of (i) the Closing Date or (ii) the termination of the Merger Agreement; provided, however, that the provisions set forth in Section
4.03 shall survive the Closing.

     SECTION 4.02. Definitions. Any terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

     SECTION 4.03. Further Assurances. The Stockholders will execute and deliver all such further documents and instruments and take all such further action as may reasonably be necessary in order to consummate the transactions contemplated hereby, including, without limitation, the transactions contemplated by the Merger Agreement.

     SECTION 4.04. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     SECTION 4.05. Entire Agreement. This Agreement constitutes the entire agreement between the Stockholder and the Buyer with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Buyer and the Stockholder with respect to the subject matter hereof.

     SECTION 4.06. Amendment. This Agreement may not be amended, altered or modified except by a written instrument executed by the parties hereto.

     SECTION 4.07. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the

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economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

     SECTION 4.08. Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of New York applicable to contracts made and to be performed wholly within such state.

     SECTION 4.09. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and each of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Stockholder has duly executed this Agreement.







                                        _____________________________________
     Number of Shares of                Name:
     Common Stock owned:



     AGREED TO AND ACCEPTED:

     FIIG HOLDING CORP.


     By:
        __________________________
            Name:
            Title:


     FIIG MERGER CORP.


     By:
        __________________________
            Name:
            Title:

                         SCHEDULE A - VOTING AGREEMENT




    Shareholder               # of shares              %*
- ------------------------------------------------------------------
R. Keith Long                     398,188               12.41%
John A. Dore                      113,450                3.54%
John B. Zellars                    54,022                1.68%
Lonnie L. Steffen                  33,792                1.05%
Wilbur Dean Cannon                 24,984                 .78%
Herschel Rosenthal                 19,248                 .60%
William B. O'Connell               14,313                 .45%
Joseph C. Morris                   13,276                 .41%
Dale C. Bottom                      8,823                 .28%
John P. Diesel                      7,200                 .22%
- --------------                    -------               ------
Total                             687,296               21.42%


*Based on % outstanding of 3,207,711 at January 31, 1996


                                     -1-